Exhibit 8


                          PITNEY, HARDIN, KIPP & SZUCH

                                                               August 23, 1996


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn.: Kenneth T. Neilson, Chairman, President and Chief Executive Officer

Westport Bancorp, Inc.
87 Post Road East
Westport, Connecticut 06880
Attn.:  Michael H. Flynn, President
         and Chief Executive Officer

         Re:      Merger of Westport Bancorp, Inc.
                  With and Into HUBCO, Inc.

Ladies and Gentlemen:

                  We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, in connection with the proposed merger of Westport Bancorp, Inc. ("WBI"), a Delaware corporation which is a registered bank holding company, with and into HUBCO (the "Merger"). The Merger shall be effected pursuant to the provisions of the Agreement and Plan of Merger dated June 21, 1996 (the "Merger Agreement"), among HUBCO, WBI, and the Westport Bank & Trust Company, a Connecticut chartered bank and trust company which is wholly owned by WBI. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter.

                  In connection with such representation, we have reviewed the Registration Statement to be filed with the Securities and Exchange Commission pertaining to the Merger (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, attached to this letter is a form of opinion of this firm regarding federal income tax matters applicable to the Merger (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Merger pursuant to Section 6.1(d) of the Merger Agreement. At this time, we expect to deliver such opinion substantially in the form attached at the closing of the Merger.

                  We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Prospectus.



                                                  Very truly yours,



                                                  PITNEY, HARDIN, KIPP & SZUCH

                                                  ---------- --, 1996
HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn.: Kenneth T. Neilson, Chairman, President and Chief Executive Officer

Westport Bancorp, Inc.
87 Post Road East
Westport, Connecticut 06880
Attn.:   Michael H. Flynn, President
         and Chief Executive Officer

           Re:      Merger of Westport Bancorp, Inc.
                    with and into HUBCO, Inc.

Ladies and Gentlemen:

                  We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, in connection with the proposed merger of Westport Bancorp, Inc. ("WBI"), a Delaware corporation which is a registered bank holding company, with and into HUBCO (the "Merger"). The Merger shall be effectuated pursuant to the provisions of an Agreement and Plan of Merger dated June 21, 1996 (the "Merger Agreement"), among HUBCO, WBI, and WBI's wholly-owned subsidiary, The Westport Bank & Trust Company ("Westport Bank"), which is a Connecticut chartered bank and trust company. This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter. Unless otherwise indicated, all sections refer to the Internal Revenue Code of 1986, as amended (the "Code").

                  Pursuant to the Merger Agreement, at the Effective Time, the Merger shall be effectuated by the merger of WBI with and into HUBCO, in accordance with the Delaware General Corporation Law and the New Jersey Business Corporation Act, with HUBCO surviving.

                  Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of common stock, $.01 par value, of WBI (the "WBI Common
Stock"), other than shares owned by HUBCO or any of HUBCO's wholly-owned subsidiaries (other than shares held in a fiduciary capacity or as collateral on or in lieu of a debt previously contracted) and shares held by WBI in its treasury, shall be converted into the right to receive and be exchangeable for
0.3225 of a share (the "Exchange Ratio") of HUBCO Common Stock. Each share of Series A Convertible Preferred Stock, $.01 par value, of WBI (the "WBI Preferred Stock" and, together with the WBI Common Stock, the "WBI Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by HUBCO, and Dissenting Shares) shall be converted at the Effective Time into the right to receive one share of a newly created series of HUBCO Preferred Stock (the "HUBCO Preferred Stock" and, together with the HUBCO Common Stock, the "HUBCO Stock"). No fractional shares of HUBCO Common Stock will be issued in exchange for WBI Common Stock. Instead, cash will be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price of HUBCO Common Stock.

                  In addition to the foregoing facts, on the date of this letter, you have delivered to us certificates in which you have made the following additional representations in regard to the Merger and have authorized us to rely on such representations in expressing the opinions contained in this letter:

                  1.  The  fair   market   value  of  HUBCO   Stock   and  other
consideration received by holders of the WBI Stock will be approximately equal to the fair market value of the WBI Stock surrendered in the exchange.

                  2. None of the compensation received by any shareholder-employees of WBI will be separate consideration for, or allocable to, any of their shares of WBI Stock; none of the shares of HUBCO Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                  3. HUBCO has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

                  4. The payment of cash in lieu of fractional shares of HUBCO Common Stock is solely for the purpose of avoiding the expense and inconvenience to HUBCO of issuing fractional shares of HUBCO Common Stock and does not represent separately bargained-for consideration.

                  5. Following the Merger, HUBCO will continue the historic business of WBI or use a significant portion of WBI's business assets in the business of HUBCO.

                  6. There is no intercorporate indebtedness existing between HUBCO and WBI or Westport Bank that was issued, acquired, or will be settled at a discount.

                  7. None of HUBCO, WBI, or Westport Bank is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv).

                  8. HUBCO has no plan or intention to liquidate, sell or otherwise dispose of any of the assets of WBI acquired in the Merger, except for dispositions made in the ordinary course of business, or, transfers described in
Section 368(a)(2)(C).

                  9. HUBCO, WBI, Westport Bank, and the shareholders of WBI will pay their respective expenses, if any, incurred in connection with the Merger.

                  10. Other than the contemplated merger of Westport Bank with and into one of HUBCO's wholly-owned subsidiaries, there is no larger integrated transaction of which the Merger constitutes only one step.

                  11. WBI and Westport Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368 (a)(3)(A).

                  12. There is no plan or intention by the shareholders of WBI who own 5% or more of the WBI Stock, and to the best knowledge of the management of WBI, there is no plan or intention on the part of the remaining shareholders of WBI to sell, exchange or otherwise dispose of a number of shares of HUBCO Stock received in the Merger that would reduce the WBI shareholders' ownership of HUBCO Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding WBI Stock as of the same date. For purposes of this representation, shares of WBI Common Stock exchanged for cash in lieu of fractional shares of HUBCO Common Stock or surrendered by dissenters will be treated as outstanding WBI Common Stock on the date of the Merger. Moreover, shares of WBI Stock held by WBI shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

                  13. The liabilities of WBI to be assumed by HUBCO and the liabilities to which the transferred assets of WBI are subject were incurred by WBI in the ordinary course of its business.

                  14. The fair market value of the assets of WBI transferred to HUBCO will equal or exceed the sum of the liabilities assumed by HUBCO, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  As counsel to HUBCO, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties to the Merger. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed in this letter, we have relied on representations of the parties to the Merger and have not undertaken to verify any of those representations by independent investigation. We have based our opinions contained in this letter on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date of this letter.

                  Based on the foregoing, we are of the opinion that:

                  1. The Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). HUBCO and WBI each are a "party to a reorganization" within the meaning of Section 368(b)(2).

                  2. No gain or loss will be recognized for federal income tax purposes by HUBCO or WBI in connection with the Merger. Sections 361(a) and 1032(a).

                  3. No gain or loss will be recognized for federal income tax purposes by holders of shares of WBI Stock upon the exchange in the Merger of such shares solely into shares of HUBCO Stock (except with respect to cash received in lieu of a fractional share interest in WBI Common Stock). Section 354(a).

                  4. Cash received by a holder of WBI Common Stock in lieu of a fractional share interest in HUBCO Common Stock will be treated as received for such fractional share interest, and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in WBI Common Stock allocable to the fractional share interest. Section 1001.

                  5. The basis of shares of HUBCO Stock received in the Merger by holders of WBI Stock will be the same as the basis of such shares of WBI Stock surrendered in exchange therefor. Section 358.

                  6. The holding period of shares of HUBCO Stock received in the Merger by holders of WBI Stock will include the period during which such shares of WBI Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of WBI Stock were held as capital assets. Section 1223(1).

                                                   Very truly yours,